UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

INTERACTIVE DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

INTERACTIVE DATA CORPORATION

22 CROSBY DRIVE
BEDFORD, MASSACHUSETTS 01730

To our Stockholders:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Interactive Data Corporation, a Delaware corporation, to be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York, on May 17, 2006, at 10:00 a.m. New York City time.

      At the annual meeting, you are being asked to elect nine members to our board of directors, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and vote on any other business as may properly be brought before the annual meeting. In addition, we will report to you on our progress during the past year and receive your questions and comments concerning our company.

      After careful consideration, your board of directors unanimously approved the proposals noted above and described more fully in the proxy statement accompanying this letter. YOUR BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

      Whether or not you plan to attend our annual meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the annual meeting. Additionally, you can vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services are set forth on the enclosed proxy. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

      The proxy statement accompanying this letter provides you with detailed information about the proposals noted above. We encourage you to read the document carefully. We have also enclosed our 2005 Annual Report to Stockholders.

      Thank you, and we look forward to seeing you at the annual meeting.

Sincerely,

STUART J. CLARK
President and Chief Executive Officer

Bedford, Massachusetts

April 20, 2006

INTERACTIVE DATA CORPORATION

22 CROSBY DRIVE
BEDFORD, MASSACHUSETTS 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2006

To our Stockholders:

      YOU ARE HEREBY NOTIFIED that the annual meeting of our stockholders will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 17, 2006, at 10:00 a.m. New York City time, for the following purposes:

•	To elect a board of directors of nine members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

      The proposals listed above are described in the accompanying proxy statement which you are urged to read carefully and in its entirety.

      Our board of directors has fixed the close of business on March 31, 2006 as the record date for the determination of the holders of common stock entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

ANDREA H. LOEW
Corporate Secretary

Bedford, Massachusetts

April 20, 2006

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

INTERACTIVE DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2006

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q: When and where is the meeting?

A:	The meeting will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 17, 2006, at 10:00 a.m. New York City time.

Q: Who can vote on the proposals presented in this proxy statement?

A:	Holders of our common stock at the close of business on March 31, 2006, the record date relating to the meeting, may vote, with one vote per share. Beneficial owners of our shares whose shares are held of record by a broker should see the instructions below to vote their shares.

Q: What vote is required?

A:	Directors will be elected by a plurality of the votes cast. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Pearson DBC Holdings, Inc., a Delaware corporation and an indirect subsidiary of Pearson plc, owns a total of 57,554,795 shares of our common stock, or 61.5% of the total number of shares of our common stock outstanding on the record date. Pearson DBC Holdings, Inc. has informed us that it intends to vote its shares in favor of the proposals set forth in this proxy statement. These votes will be sufficient to elect the nominees for director named herein and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. When we use the term “Pearson” in this proxy statement, we are referring to Pearson plc.

Q: What do I need to do now?

A:	Read this proxy statement. Then, if you choose to vote by proxy, you can (1) complete and return the enclosed proxy card and indicate how you want your shares voted, or (2) submit your proxy either via telephone or the Internet, the instructions for which are set forth on the enclosed proxy card. Using the telephone or the Internet eliminates the need to return the proxy card. We encourage you to complete and return the proxy card or submit your proxy via telephone or the Internet even if you currently expect to attend the meeting and vote in person. Mailing in the proxy card or submitting your proxy by telephone or the Internet now will not prevent you from later canceling or “revoking” your proxy right up to the taking of the vote at the meeting, and will ensure that your shares are voted if you later find you are unable to attend the meeting. If you sign and send in the proxy card and do not indicate how you want your shares voted, your proxy will be voted FOR the election of the nominees to our board of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	You should follow the directions your broker provides in order to instruct your broker how you wish to vote. If your broker does not receive appropriate instructions from you, your broker may choose, in its discretion, how to vote your shares held in street name with respect to the election of the nominees for director named in this proxy statement and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Q: Can I change my vote after I have mailed my signed proxy card?

A:	If you are a registered holder of our shares, you can change your vote at any time before your shares are voted at the annual meeting by delivering a signed notice of revocation to our corporate secretary, by delivering a later dated signed proxy card, by submitting a new proxy via telephone or the Internet or by attending the annual meeting and voting in person. If your shares are held in street name, you should contact your broker to change your vote.

Q: Where can I find more information about Interactive Data Corporation?

A:	We file reports and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. The reports and information also are available through our Internet website at www.interactivedata.com and at the Internet website the SEC maintains at www.sec.gov.

THE ANNUAL MEETING

General

      We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors. Our board of directors will use the proxies at the annual meeting of our stockholders to be held on May 17, 2006 and at any adjournment or postponement thereof for the following purposes:

•	To elect a board of directors of nine members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To consider and act upon the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

      This proxy statement, notice of meeting and proxy card are first being mailed on or about April 20, 2006 to our stockholders eligible to vote at the meeting.

      Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol “IDC.”

      Our website address and the SEC’s website address are included several times in this proxy statement as textual references only. The information in such websites is not incorporated by reference into this proxy statement.

Date, Place and Time

      The annual meeting of our stockholders will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036, on May 17, 2006, at 10:00 a.m. New York City time.

Record Date

      Our board of directors fixed the close of business on March 31, 2006 as the record date for the annual meeting. Accordingly, only holders of our common stock of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the annual meeting.

Who May Vote

      Holders of record of our common stock at the close of business on March 31, 2006 are entitled to one vote per share on each matter to properly come before the meeting. As of the close of business on March 31, 2006, there were 93,593,153 shares of our common stock outstanding. Pearson DBC Holdings, Inc., an indirect subsidiary of Pearson, held 57,554,795 shares of our common stock, or 61.5% of the total number of shares of our common stock outstanding on the record date. For a period of 10 days prior to the meeting, a list of our stockholders will be available for review, during normal business hours, at our principal office located at 22 Crosby Drive, Bedford, Massachusetts 01730. A list of our stockholders will also be available at the meeting.

Vote Required; Voting at the Meeting

Quorum

      Representation of a majority of our shares of common stock outstanding on the record date, either in person or by proxy, will constitute a quorum for the meeting. Proxies received, even if marked with abstentions or if votes are not indicated, will be included in the calculation of the number of shares for a quorum. Because Pearson has informed us that its shares will be represented at the meeting, a quorum is assured.

Proposals and Vote Required for Approval

Proposal	Vote Required for Approval

Election of Directors	Requires a plurality of the votes cast. For purposes of determining which nominees received a plurality, only those cast “For” a nominee are included, and any withheld votes will not count in making that determination.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006	Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. For purposes of determining the number of votes cast, those cast “For” or “Against” are included, and any abstentions will have the effect of a vote “Against” the proposal.

Approval

      Pearson DBC Holdings, Inc., which as of the record date owned 61.5% of the outstanding shares of our common stock, has informed us that it intends to vote its shares for the election of the director nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. These votes will be sufficient to elect the director nominees named in this proxy statement and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Voting of Proxies

      All properly executed proxies, and all proxies properly submitted via telephone or the Internet, received before the vote at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies or indicated by telephone or Internet, as applicable. If no instructions are indicated on a returned proxy, such proxies will be voted FOR the election of the nominated slate of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Revocability of Proxies

      A stockholder who has given a proxy solicited by our board of directors may revoke it by:

•	delivering a signed notice of revocation to our corporate secretary;

•	delivering a later dated signed proxy;

•	submitting a new proxy via telephone or the Internet; or

•	attending the annual meeting and voting in person.

      Any written notice of revocation must be sent to Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Corporate Secretary, so as to be delivered at or before the taking of the vote at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

      In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or in person. These persons will not receive additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to our stockholders. We may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We will pay for all of the expenses of the annual meeting proxy solicitation.

ELECTION OF DIRECTORS

      The size of our board of directors is presently fixed at ten persons. At our 2005 annual meeting, the following ten directors were elected: Stuart J. Clark, William T. Ethridge, John Fallon, Olivier Fleurot, Donald P. Greenberg, Alan J. Hirschfield, Philip J. Hoffman, John C. Makinson, Carl Spielvogel and Allan R. Tessler. Mr. Makinson currently serves as our chairman. At our 2006 annual meeting, nine directors are to be elected. The nine nominees are Stuart J. Clark, William T. Ethridge, John Fallon, Olivier Fleurot, Donald P. Greenberg, Philip J. Hoffman, John C. Makinson, Carl Spielvogel and Allan R. Tessler. Mr. Hirschfield is not standing for re-election at our 2006 annual meeting. Mr. Hirschfield’s decision not to stand for re-election will leave a vacancy on the board of directors. Because proxies cannot be voted for a greater number of persons than the number of nominees named below, the vacancy created by Mr. Hirschfield’s retirement will be filled by the board of directors.

      As previously announced, Allan Tessler and Alan Hirschfield have decided to retire from our board of directors. Until his replacement has been elected, Mr. Tessler has agreed to stand for re-election and to continue to serve as a member of our board, as chairman of our audit and independent committees, and as a member of the nominating and corporate governance committee. Mr. Hirschfield is not standing for re-election and his retirement will be effective on May 17, 2006, the date of the Annual Meeting. A search for successors has been initiated and is actively underway. We expect to be in a position to announce one or both of the successors shortly after the Annual Meeting. The successors will be appointed by our board of directors pursuant to our bylaws which empowers the board to act by majority vote to fill any vacancies which may occur on the board.

      If any of the below named nominees should become unavailable for any reason, which we do not anticipate, the proxies will be voted for any substitute nominee or nominees who may be selected by the board of directors prior to or at the annual meeting. Each person nominated has consented to his nomination and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. All directors elected will hold office (subject to our by-laws) until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

      Shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. Shares may not be voted cumulatively. The nine candidates receiving the greatest number of votes will be elected as directors.

Nominees

      Our nominees for director are as follows:

Stuart J. Clark (58) has been our president and chief executive officer, as well as a member of our board of directors, since February 2000, and has been employed in the financial information industry since 1968. Prior to his current position with us, he served as president of Interactive Data Corporation (as it existed before its merger with Data Broadcasting Corporation) since 1995. From 1993 to 1995, Mr. Clark was a director of UK-based Financial Times Information, with specific responsibility for the Market Data Division. Prior to 1993, Mr. Clark was a director of Extel Financial Limited, which was acquired by Pearson’s Financial Times Group in December 1993.

William T. Ethridge (54) has served as a member of our board of directors since October 2001. Mr. Ethridge is president and chief executive officer of Pearson’s Higher Education, International, and Professional Publishing Group, a position he has held since March 2003. Since February 2005, Mr. Ethridge has been a member of Pearson plc’s Management Committee. He also serves on the executive board of the Association of American Publishers (AAP). From January 1999 to March 2003, Mr. Ethridge was president of Pearson’s U.S. Higher Education and Professional Publishing Group. Prior to joining Pearson in November 1998, Mr. Ethridge held several positions at Prentice Hall, including heading the editorial and marketing operations for the college division and serving as president of Prentice Hall’s sciences and technology divisions. Earlier in his career as an editor and editor in chief in the field of economics and finance, he signed and published a number of authors who went to produce leading texts in the field.

John Fallon (43) has served as a member of our board of directors since February 2000. Mr. Fallon is chief executive officer of Pearson Education, Europe, Middle East and Africa. He served as president of Pearson Inc., an indirect wholly owned subsidiary of Pearson, from September 2000 to April 2003, and served as communications director for Pearson from August 1997 to April 2003. Prior to joining Pearson Inc. in 1997, Mr. Fallon served as communications director for PowerGen plc, an international energy group.

Olivier Fleurot (53) has served as a member of our board of directors since May 2005. Mr. Fleurot has served as chief executive officer of the Financial Times newspaper and the FT.com website since January 2003. He has been a member of Pearson’s Management Committee since October 2002. From January 1999 until December 2002, he served as managing director of the Financial Times newspaper. In October 2001, Mr. Fleurot was promoted to managing director of the Financial Times’ worldwide print and online business. Since November 1999, Mr. Fleurot has also been responsible for co-ordinating Pearson’s other main newspaper activities, including Les Echos and Financial Times Deutschland. From November 1996 to December 1998, Mr. Fleurot was chief executive of Les Echos group. He joined Les Echos in 1988.

Donald P. Greenberg (72) has served as a member of our board of directors since 1996. Dr. Greenberg has been teaching at Cornell University, Ithaca, New York, for the past 40 years. He is the Jacob Gould Schurman professor of computer graphics and the director of the computer graphics program at Cornell University. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He was the founding director of the National Science Foundation’s Science and Technology Center for Computer Graphics and Scientific Visualization. Dr. Greenberg currently serves on the board of directors of Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

Philip J. Hoffman (47) has served as a member of our board of directors since February 2000 and is executive vice president and head of corporate finance, strategy and business development for Pearson. Mr. Hoffman is also company secretary for Pearson. From May 2000 to December 2001, Mr. Hoffman was chief executive officer of Learning Network Inc., Pearson’s Internet-based education business. From January 1999 through December 2000, Mr. Hoffman was president of Pearson Inc. From January 1997 to December 1998, Mr. Hoffman was executive vice president and chief financial and administrative officer for Pearson’s Penguin Group. Prior thereto, Mr. Hoffman held various executive positions at Pearson Inc. Mr. Hoffman also served on the board of MarketWatch, Inc.

John C. Makinson (51) has served as a member of our board of directors and chairman of our board since December 2002. Mr. Makinson also served on our board from February 2000 to October 2000. He has served as chief executive officer of The Penguin Group since July 2002 and chairman since May 2001. He currently serves as a director of Pearson. From April 1996 to April 2002, Mr. Makinson served as chief financial officer of Pearson. From 1994 to 1996, he was the managing director of the Financial Times newspaper where he was responsible for the production, distribution and marketing of the newspaper worldwide. He joined the Financial Times from Makinson Cowell, a specialist independent consultancy firm that advises leading British companies on their relationship with the financial community. He co-founded and ran Makinson Cowell from 1989 to 1994. From 1986 to 1989, he held the position of vice chairman of Saatchi & Saatchi’s US holding company. Mr. Makinson serves on the board of directors of George Weston Limited, a food processing and distribution company headquartered in Toronto, Canada.

Carl Spielvogel (77) is chairman and chief executive officer of Carl Spielvogel Associates, Inc., an international investment and management company. Ambassador Spielvogel has been a member of our board of directors since February 1996, with a brief hiatus from August 2000 to April 2001, during which he served as the United States Ambassador to the Slovak Republic. Ambassador Spielvogel was chairman and chief executive officer of the United Auto Group, Inc., a publicly owned automobile dealership group, from February 1994 until April 1997. Ambassador Spielvogel was chairman and chief executive officer of Backer Spielvogel Bates Worldwide, Inc., one of the world’s largest advertising and marketing communications companies, from July 1987 until January 1994. Ambassador Spielvogel currently serves on the board of directors of Apollo Investment Corp., a publicly owned investment company. He is a member of the Board of Trustees of the Metropolitan Museum of Art, The Council of American Ambassadors, The Asia Society and the Lincoln Center for the Performing Arts. Ambassador Spielvogel is also a member of The Council on Foreign Relations.

Allan R. Tessler (69) has served as a member of our board of directors since 1992. Mr. Tessler served as co-chairman of our board of directors from June 1992 until February 2000 and served as our co-chief executive officer from June 1992 until November 1999. He has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He was also chairman of the board of Enhance Financial Services Group Inc., a municipal bond reinsurer, until February 2001. He is chairman of the board of Epoch Investment Partners, Inc., (formerly JNet Enterprises, Inc.) an investment advisory and investment management business. From 1989 to 1996, he was chairman of the board of Great Dane Holdings, Inc., a diversified holding company. Since January 1997, Mr. Tessler has also served as chairman of Checker Holdings Corp. IV, a private holding company. From December 1991 through September 1993, Mr. Tessler was chairman of the board and chief executive officer of Ameriscribe Inc., a national provider of facilities management services. Mr. Tessler also serves on the board of directors of the Limited, Inc., a specialty retailer. As previously announced, Allan Tessler has decided to retire from our board of directors. A search for Mr. Tessler’s successor has been initiated. Until a replacement has been appointed, Mr. Tessler has agreed to stand for re-election and to continue to serve as a member of our board, as chairman of our audit and independent committees, and as a member of the nominating and corporate governance committee.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

      The shares represented by returned proxy cards will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Corporate Governance

      Our board of directors has established, and continues to review, its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, and New York Stock Exchange, or NYSE, listing standards. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines and our Code of Business Conduct and Ethics described below are available on our website, at www.interactivedata.com, under the heading “About Us — Corporate Governance.” In addition, copies of our corporate governance guidelines and our Code of Business Conduct and Ethics may be obtained free of charge by writing to our Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730. Our Code of Business

Conduct and Ethics applies to our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics that are required by law or the NYSE listing standards to be publicly disclosed.

      Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of the company and its stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include that:

•	the principal responsibility of the directors is to oversee management;

•	the non-management directors meet regularly in executive session;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually the board of directors and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors

      During the fiscal year ended December 31, 2005, our board of directors held nine meetings. In 2005, each of our directors attended 75% or more of the aggregate of the meetings of the board of directors and meetings of committees of the board on which they served. It is our policy that our directors are expected to attend each annual meeting of stockholders. All of our incumbent directors attended our 2005 annual meeting of stockholders.

Independence

      We qualify as a “controlled company” under NYSE listing standards because Pearson DBC Holdings, Inc. owns more than 50% of our voting power. As a result, we are exempt from the requirement that our board of directors have a majority of independent directors, and that our nominating and corporate governance and compensation committees be composed entirely of independent directors. Our audit committee is composed entirely of independent directors.

      Our board of directors has affirmatively determined that Dr. Greenberg, and Messrs. Hirschfield, Spielvogel and Tessler are independent as determined under NYSE rules. In determining independence pursuant to the NYSE listing standards, our board of directors affirmatively determined whether our independent directors had any direct or indirect material relationship with us, or any of our subsidiaries or with Pearson or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that may interfere with the director’s ability to exercise independence. Our board of directors concluded that none of our independent directors had any relationships with us, any of our subsidiaries or Pearson or any of its subsidiaries. Our board considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Meetings of Non-Management and Independent Directors

      In accordance with NYSE listing standards and our corporate governance guidelines:

•	our non-management directors meet separately at least semi-annually at executive sessions without management; and

•	our independent directors meet separately at least once per year without management or any directors for whom the board of directors has not made an affirmative determination of independence.

      The non-management and independent directors may hold such additional executive sessions as they determine are necessary or appropriate. Mr. Clark is the only nominee who is a member of management. The presiding director for purposes of leading non-management and independent director meetings is Mr. Tessler.

Communications with Our Board of Directors

      Our board of directors believes it is important for stockholders and others to have a process to send communications to the board of directors. Accordingly, any stockholder, security holder or other interested party who desires to make his or her concerns known to the board of directors as a whole, the presiding director, all of our non-management directors as a group or any individual director, may do so by writing to the individual or group, care of our Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730. All such communications will be forwarded by the Corporate Secretary to our presiding director, Mr. Tessler, who is primarily responsible for monitoring such communications from stockholders, security holders and other interested parties and for providing copies or summaries to the other directors, as he considers appropriate.

Committees of the Board

      Our board of directors has established an audit committee, a compensation committee, an independent committee and a nominating and corporate governance committee. Our audit committee, compensation committee and nominating and corporate governance committee each operate under a charter that has been approved by the board. The current charters for our audit, compensation and nominating and corporate governance committees are available on our website at www.interactivedata.com under the heading “About Us — Corporate Governance.” Copies of the charters of our audit, compensation and nominating and corporate governance committees may be obtained by writing to our Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730. At least annually, the audit committee reviews its charter and assesses its continuing adequacy. Each of the nominating and corporate governance and compensation committees periodically reviews its charter and assesses its continuing adequacy.

Audit Committee

      Our audit committee currently consists of Dr. Greenberg and Messrs. Spielvogel and Tessler, with Mr. Tessler as its chair. Pursuant to the NYSE listing standards, the audit committee is required to consist entirely of independent directors. Dr. Greenberg and Messrs. Spielvogel and Tessler are independent directors as required under the NYSE listing standards. In addition, all members of the audit committee satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board of directors has determined that Mr. Tessler is an audit committee financial expert as defined in Item 401(h) of Regulation S-K. All of the members of the audit committee are financially literate, as required by NYSE rules. During 2005, the audit committee met on 13 occasions.

      The primary function of our audit committee is to assist the board of directors in fulfilling its responsibilities for oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and our independent registered public accounting firm.

      Specific responsibilities of our audit committee include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, our disclosure controls and procedures and our Code of Business Conduct and Ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules and regulations (which is included on page 16 of this proxy statement).

Compensation Committee

      Our compensation committee currently consists of Dr. Greenberg and Messrs. Hoffman and Makinson, with Mr. Makinson as its chair. Dr. Greenberg is an independent director as determined under the NYSE listing standards. The compensation committee is responsible, among other matters, for discharging, or assisting the board of directors in discharging, duties related to:

•	the review and approval of corporate goals and objectives relevant to the compensation of our chief executive officer, and annual evaluation of our chief executive officer’s performance in light of those goals and objectives, as well as the determination of, or recommendation to our board with respect to our chief executive officer’s compensation level based on this evaluation;

•	approval of, or recommendation to our board of directors with respect to compensation for executive officers other than the chief executive officer, incentive-compensation plans, and equity-based plans; and

•	overseeing an evaluation of our senior executives.

      The compensation committee is also responsible for administering our cash and equity incentive plans and employee stock purchase plan, for reviewing and making recommendations with respect to director compensation and for preparing the report on executive compensation required under rules and regulations of the SEC (which is included on page 24 of this proxy statement). The compensation committee may take any and all actions that may be taken by our board of directors to review and approve chief executive and senior executive officer compensation. During 2005, the compensation committee met on six occasions.

Nominating and Corporate Governance Committee

      Our nominating and corporate governance committee currently consists of Messrs. Clark, Hoffman, Makinson and Tessler, with Mr. Makinson as its chair. Mr. Tessler is an independent director as determined under the NYSE listing standards. Our nominating and corporate governance committee is responsible, among other matters, for:

•	recommending to our board of directors the persons to be nominated for election as independent directors at any meeting of stockholders;

•	reviewing, from time to time, the corporate governance principles applicable to us;

•	monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	leading the board and committees of the board in annual performance self-evaluations; and

•	reviewing, reassessing and administering our corporate governance guidelines.

      During 2005, the nominating and corporate governance committee met on five occasions.

Independent Committee

      The independent committee currently consists of Dr. Greenberg and Messrs. Hirschfield, Spielvogel and Tessler, with Mr. Tessler as its chair. These directors are not employees of us or Pearson and each of these directors is independent as determined under the NYSE listing standards. The independent committee has been delegated all authority of our board of directors to consider and approve on our behalf transactions and agreements between us and Pearson or any of Pearson’s affiliates. During 2005, the independent committee met on two occasions.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth as of January 31, 2006, certain information known to us regarding the shares of our common stock, as well as the ordinary shares of our majority shareholder’s parent company, Pearson, beneficially owned by (1) each of our directors (2) our chief executive officer and the other executive officers named in the summary compensation table on page 17 of this proxy statement, and (3) the directors and all of our executive officers as a group. In addition, the following table sets forth the beneficial ownership of common stock as of January 31, 2006, with respect to Pearson DBC Holdings, Inc., which is the only entity or individual known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Interactive Data Corporation(1)		Pearson plc

	Amount and Nature		Amount and Nature
	of Beneficial		of Beneficial
Directors and Executive Officers	Ownership	Percent of Class	Ownership	Percent of Class

Stuart J. Clark(2)	840,324	*	66,920	*

Steven G. Crane(3)	296,283	*	0	—

Raymond L. D’Arcy(4)	264,437	*	19,571	*

William T. Ethridge(5)	0	—	153,063	*

John Fallon(6)	0	—	178,801	*

Olivier Fleurot(7)	107	*	153,087	*

Donald P. Greenberg(8)	73,750	*	0	—

Alan J. Hirschfield(9)	1,094,695	1.2%	0	—

Philip J. Hoffman(10)	0	—	142,723	*

John King(11)	297,070	*	58,574	*

Andrea H. Loew(12)	149,679	*	11,494	*

John C. Makinson(13)	1,000	*	412,792	*

Carl Spielvogel(14)	142,978	*	0	—

Allan R. Tessler(15)	53,750	*	0	—

All directors and executive officers as a group (14 persons)(16)	3,214,073	3.4%	1,197,025	*

Five Percent Stockholder

Pearson DBC Holdings, Inc.(17)	57,554,795	61.7%	N/A	N/A

*	Less than 1%.

(1)	The table is based upon information supplied by our officers, directors and principal stockholder and information set forth on any statements filed with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934. Unless otherwise indicated in these footnotes, and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect the shares shown as beneficially owned and the address of each stockholder is: c/o Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts 01730.

(2)	Mr. Clark is our Chief Executive Officer, President, and a member of our board of directors. With respect to Interactive Data shares, includes 735,937 shares that Mr. Clark has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006. With respect to Pearson shares, includes 48,014 shares that Mr. Clark has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(3)	Mr. Crane is our Executive Vice President and Chief Financial Officer. Includes 281,250 shares of Interactive Data that Mr. Crane has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(4)	Mr. D’Arcy is our President of Sales, Marketing and Institutional Business Development. With respect to Interactive Data shares, includes 250,937 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006. With respect to Pearson shares, includes 18,080 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(5)	Mr. Ethridge is a member of our board of directors. Includes 142,599 shares of Pearson that Mr. Ethridge has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(6)	Mr. Fallon is a member of our board of directors. Includes 159,687 shares of Pearson that Mr. Fallon has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(7)	Mr. Fleurot is a member of our board of directors. With respect to Interactive Data shares, includes 107 shares held by Financial Times Television Ltd., a wholly owned subsidiary of Financial Times Group Ltd., of which Mr. Fleurot is a director. With respect to Pearson shares, includes 113,175 shares of Pearson that Mr. Fleurot has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(8)	Dr. Greenberg is a member of our board of directors. Consists of 67,500 shares of Interactive Data Corporation that Dr. Greenberg has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006 and 6,250 shares of Interactive Data that Dr. Greenberg may acquire upon exercise of an option granted on February 17, 2006.

(9)	Mr. Hirschfield is a member of our board of directors. Includes 1,000,945 shares of Interactive Data held of record by the Alan J. Hirschfield Living Trust and 40,000 shares held by Mr. Hirschfield’s wife. Mr. Hirschfield disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 47,500 shares of Interactive Data that Mr. Hirschfield has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006 and 6,250 shares of Interactive Data that Mr. Hirschfield may acquire upon exercise of an option granted on February 17, 2006. Mr. Hirschfield notified our board of directors that he would not stand for re-election at the annual meeting. A search for a successor has been initiated.

(10)	Mr. Hoffman is a member of our board of directors. Includes 115,652 shares of Pearson that Mr. Hoffman has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(11)	Mr. King is our Chief Operating Officer. With respect to Interactive Data shares, includes 285,937 shares that Mr. King has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006 and 100 shares held by Mr. King’s daughter. Mr. King disclaims beneficial ownership of the 100 shares held by his daughter except to the extent of his pecuniary interest therein. With respect to Pearson shares, includes 49,271 shares that Mr. King has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(12)	Ms. Loew is our Vice President, General Counsel and Corporate Secretary. With respect to Interactive Data Corporation shares, includes 146,875 shares that Ms. Loew has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006. With respect to Pearson shares, includes 10,879 shares that Ms. Loew has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(13)	Mr. Makinson is chairman of our board of directors. Includes 263,326 shares of Pearson that Mr. Makinson has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(14)	Mr. Spielvogel is a member of our board of directors. Includes 69,228 shares of Interactive Data held of record by the Carl Spielvogel Rev. Trust dated 8/29/00, C. Spielvogel and B. Spielvogel, TTEES. Mr. Spielvogel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 67,500 shares of Interactive Data Corporation that Mr. Spielvogel has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006 and 6,250 shares of Interactive Data that Mr. Spielvogel may acquire upon exercise of an option granted on February 17, 2006.

(15)	Mr. Tessler is a member of our board of directors. Includes 47,500 shares of Interactive Data that Mr. Tessler has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006 and 6,250 shares of Interactive Data that Mr. Tessler may acquire upon exercise of an option granted on February 17, 2006. As previously announced, Allan Tessler has decided to retire from our board of directors. A search for a successor has been initiated. Until his replacement has been appointed, Mr. Tessler has agreed to stand for re-election and continue to serve as a member of our board, as chairman of our audit and independent committees, and as a member of the nominating and corporate governance committee.

(16)	With respect to Interactive Data shares, includes 1,955,936 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006. With respect to Pearson shares, includes 920,683 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2006.

(17)	The address of Pearson DBC Holdings, Inc. is c/o Pearson Inc., 1330 Avenue of the Americas, New York, New York 10014.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of our executive officers and directors, all these filing requirements were satisfied by our directors and executive officers for the fiscal year ended December 31, 2005.

Related Party Transactions

      We are a party to a management services agreement with Pearson that became effective as of February 29, 2000. Pearson, through a subsidiary, owns approximately 62% of our issued and outstanding common stock. This agreement governs the provision of certain services by either company (and each company’s subsidiaries) to the other and renews annually.

      Pursuant to the agreement, Pearson provides certain services to us and we provide certain services to Pearson. The services provided by Pearson afford us administrative convenience and we believe the terms of such services are more favorable to us than if we had negotiated similar arrangements with non-affiliated third parties. The services provided by Pearson include administering 401(k), pension, travel, employee benefit plans and insurance plans in the United States and United Kingdom, use of a back-up disaster recovery site, and billing, accounts payable, accounts receivable, computer and accounting system support, financial accounting, tax and payroll services related to certain of our subsidiaries, primarily in the United Kingdom. Payroll services provided by Pearson ceased in the third quarter of 2003. The services provided by us to Pearson include the provision of financial market data. A majority of the charges for services to and from Pearson and its affiliates are at cost. Prior to entering into any service arrangement with Pearson, we assess whether it would be more advantageous to obtain such services from a third party. The independent committee of our board of directors, which currently consists of four directors, none of whom are employees of Pearson, approved the management services agreement on our behalf. There was no material effect on our financial condition or results of operations as a result of entering into the agreement. If Pearson’s services were to be terminated, we would be required to seek equivalent services in the open market at potentially increased costs. The management services agreement is amended from time to time by mutual agreement to address changes in the terms or services provided to or on our behalf. The independent committee approves any such modifications. From time to time, we assess the ongoing relationships between us and Pearson, and if we determine that it would be more advantageous to secure any such services outside of Pearson, we pursue doing so.

      In addition, in the ordinary course of business, we are involved in transactions with certain businesses that are owned by or affiliated with Pearson. Certain of our businesses license financial market data and related services at commercial rates to certain businesses owned by or affiliated with Pearson and also acquire a range of services related to specific financial market indices from certain businesses owned by or affiliated with Pearson. We believe that the terms and conditions of these transactions are fair and reasonable. Certain of our businesses purchase advertising at discounted rates and other promotional services from certain businesses owned by or affiliated with Pearson.

      Any amounts payable or receivable to and from Pearson or Pearson affiliates are classified as an affiliate transaction on our balance sheet. For the years ended December 31, 2005, 2004 and 2003, we recorded revenue of $450,000, $2,563,000, and $2,711,000 respectively, for services provided to Pearson. For the years ended December 31, 2005, 2004 and 2003, we recorded expense of $3,455,000, $3,658,000, and $3,115,000, respectively, for these services received from Pearson.

      In 2001, we entered into a trademark license agreement with Pearson’s Financial Times Group authorizing us to use the “FT” and “Financial Times” trademarks and logos in our business. The license grants us the right to use the FT and Financial Times brands for a five-year period for one UK pound sterling with an automatic renewal thereafter, unless terminated. The license is subject to quality control standards, restrictions on sublicensing the trademarks to third parties and certain other restrictions. The independent committee of our board of directors approved this agreement on our behalf.

      In the third quarter of 2004, we recorded a capital contribution from Pearson of $1,962,000 for an adjustment to a liability attributed to a former affiliate of Pearson that was sold in 1999, prior to our merger with Data Broadcasting Corporation. This adjustment had no impact on our net income or on Pearson’s ownership percentage of our issued and outstanding common stock. In the fourth quarter of 2004, we recorded a capital contribution from Pearson of $1,889,000, which represented the final settlement of certain employee benefit matters for which ultimate payment was not required.

      On January 6, 2006, a member of the Company’s board of directors sold 1,131,000 shares of our common stock to Pearson, bringing the number of shares of common stock held by Pearson to 57,554,795 or approximately 61.5% of the Company’s issued and outstanding shares of common stock as of March 31, 2006.

Report of the Audit Committee of the Board of Directors

      The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with the legal and regulatory requirements applicable to the company, the qualifications, independence and performance of our independent registered public accounting firm, and the quality of our internal and external audit processes. The audit committee operates under a written charter that sets forth the audit committee’s role and responsibilities.

      Management is responsible for our financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of the company’s audited financial statements in accordance with accounting principles generally accepted in the United States of America. The audit committee’s responsibility is to monitor and review these processes.

      The audit committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2005. The audit committee has reviewed with management the scope and nature of the company’s internal auditing and has discussed with the independent registered public accounting firm the matters” required to be discussed by Statement on Auditing Standards No. 61, “Communication With Audit Committees.” Statement on Auditing Standards No. 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

      In addition, the audit committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1, “Independence Discussions With Audit Committees”, and discussed with the independent registered public accounting firm its independence from the company and its management. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. The audit committee considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and concluded that it is compatible at this time.

      The audit committee has also reported to the board of directors its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 14, 2006. The audit committee has also approved the reappointment of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Respectfully submitted,

AUDIT COMMITTEE

Allan R. Tessler, Chairman
Donald P. Greenberg
Carl Spielvogel

EXECUTIVE COMPENSATION

Executive Compensation

      The following table sets forth certain summary information concerning compensation paid or accrued to or on behalf of our chief executive officer and the four other most highly compensated executive officers through the end of the fiscal year ended December 31, 2005.

Summary Compensation Table

						Long Term
						Compensation Awards
		Annual Compensation
						Restricted	Securities
				Other Annual		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards(1)	Options	Compensation

Stuart J. Clark	2005	$518,750	$561,750	$27,905	(2)	$641,700	100,000	$96,011	(3)
Chief Executive Officer	2004	$500,000	$595,300	$10,000	(2)	$436,750	100,000	$213,411	(4)
and President	2003	$487,500	$372,450	$10,000	(2)	$424,250	75,000	$83,164	(5)

Steven G. Crane	2005	$356,000	$304,300	—		$213,900	35,000	$40,682	(3)
Chief Financial Officer and	2004	$350,000	$314,265	—		$145,578	50,000	$41,754	(4)
Executive Vice President	2003	$345,000	$243,215	—		$141,411	25,000	$34,806	(5)

Raymond L. D’Arcy	2005	$305,000	$263,500	$17,175	(6)	$213,900	35,000	$55,447	(3)
President, Sales, Marketing and	2004	$290,000	$278,516	—		$145,578	50,000	$147,222	(4)
Institutional Business Development	2003	$290,000	$216,021	—		$141,411	25,000	$38,204	(5)

John L. King	2005	$321,750	$276,250	—		$213,900	35,000	$59,933	(3)
Chief Operating Officer	2004	$312,000	$299,645	—		$145,578	50,000	$65,381	(4)
	2003	$312,000	$232,409	—		$141,411	25,000	$49,544	(5)

Andrea H. Loew	2005	$242,500	$149,450	—		$149,730	24,500	$27,551	(3)
Vice President, General Counsel	2004	$228,750	$169,270	—		$87,350	30,000	$31,114	(4)
and Corporate Secretary	2003	$210,000	$117,852	—		$84,850	15,000	$25,609	(5)

(1)	With respect to 2005, amounts in this column consist of Restricted Stock Units, or RSUs, and the values are based on the closing price of our common stock on the date of grant, July 19, 2005, which was $21.39. For 2004 and 2003, amounts in this column consist of Deferred Stock Units, or DSUs. With respect to 2004, the values are based on the closing price of our common stock on the date of grant, July 1, 2004, which was $17.47. With respect to 2003, the values are based on the closing price of our common stock on the date of grant, June 16, 2003, which was $16.97. The RSUs and DSUs vest 100% on the third anniversary of the grant date. RSUs and DSUs accrue the right to receive additional shares of our common stock if any stock dividends on our common stock are declared before vesting, but holders of RSUs and DSUs are not entitled to any cash dividends declared before vesting. As of December 31, 2005, based on the closing price of $22.71 on December 30, 2005, Mr. Clark held 81,900 DSUs and RSUs valued at $1,859,949, Messrs. Crane, King and D’Arcy each held 27,298 DSUs and RSUs valued at $619,938, and Ms. Loew held 17,380 DSUs and RSUs valued at $394,700. These amounts include DSUs granted as dividend equivalents in connection with the cash dividend the company paid on July 7, 2005 in the amount of 1,900 for Mr. Clark, 632 for Messrs. Crane, King and D’Arcy and 380 for Ms. Loew.

(2)	Mr. Clark’s other annual compensation for 2005 included a car allowance, participation in a sales incentive trip and a tax gross-up. Mr. Clark’s other annual compensation for 2003 and 2004 consisted of a car allowance.

(3)	Other compensation for 2005 consisted of (i) matching contributions to our 401(k) plan in the amounts of $9,450 for each of Messrs. Clark, Crane, King, and D’Arcy and Ms. Loew; (ii) profit-sharing contributions to our 401(k) plan in the amounts of $2,625 for each of Messrs. Clark, and Crane and Ms. Loew and $4,725 for each of Messrs. King and D’Arcy; (iii) matching contributions to a deferred compensation program set up by Pearson (also referred to in this proxy statement as the Excess Plan) in the amounts of $24,300 for Mr. Clark, $20,712 for Mr. Crane, $16,808 for Mr. D’Arcy, $18,513 for Mr. King and $9,080 for Ms. Loew; (iv) profit-sharing deferred compensation contributions to the Excess Plan in the amounts of $6,750 for Mr. Clark, $5,753 for Mr. Crane, $8,404 for Mr. D’Arcy, $9,256 for Mr. King and $2,522 for Ms. Loew; and (v) group term life insurance premiums in the amounts of $2,322 for Mr. Clark, $810 for Mr. Crane, $1,242 for Mr. D’Arcy, $2,322 for Mr. King and $783 for Ms. Loew. In the case of Mr. Clark, the amount also includes $10,798 of earnings on his accrued benefit under the Pearson Group Pension Plan (converted to US dollars from UK pound sterling using the average conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). In the case of Messrs. Crane, D’Arcy, and King and Ms. Loew includes $520, $3,184, $3,324 and $2,496, respectively, representing earnings on their accrued benefit under the Pearson Inc. Pension Plan, and $812, $1,969, $2,465 and $595, respectively, representing earnings on their accrued benefit under the Pearson Inc. Supplemental Executive Retirement Plan, or the SERP. Messrs. Clark, D’Arcy and King received an award under the Pearson Long Term Incentive Plan consisting of a restricted stock grant of 1,309 ordinary shares, 818 ordinary shares, and 836 ordinary shares, respectively, with aggregate values of $15,466, $9,665 and $9,878, respectively, on the date of grant (converted to US dollars from UK pound sterling using the average conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). In the case of Mr. Clark, the amount also includes $24,300, representing the amount of gain realized upon the exercise of Pearson options for an aggregate of 14,560 ordinary shares (converted to US dollars from UK pound sterling using the average conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and using the sale price of GBP 6.78).

(4)	Other compensation for 2004 consisted of (i) matching contributions to our 401(k) plan in the amounts of $9,225 for each of Messrs. Clark, Crane, King, and D’Arcy and Ms. Loew; (ii) profit-sharing contributions to our 401(k) plan in the amounts of $2,563 for each of Messrs. Clark, and Crane and Ms. Loew and $4,613 for each of Messrs. King and D’Arcy; (iii) matching deferred compensation contributions under the Excess Plan in the amounts of $35,510 for Mr. Clark, $22,968 for Mr. Crane, $20,596 for Mr. D’Arcy, $22,158 for Mr. King and $14,022 for Ms. Loew; (iv) profit-sharing deferred compensation contributions to the Excess Plan in the amounts of $6,813 for Mr. Clark, $4,853 for Mr. Crane, $6,773 for Mr. D’Arcy, $7,637 for Mr. King and $1,770 for Ms. Loew; and (v) group term life insurance premiums in the amounts of $2,322 for Mr. Clark, $810 for Mr. Crane, $1,242 for Mr. D’Arcy, $1,242 for Mr. King and $734 for Ms. Loew. In the case of Mr. Clark, the amount also includes $9,260 of earnings on his accrued benefit under the Pearson Group Pension Plan (converted to US dollars from UK pound sterling using the average conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004). In the case of Messrs. Crane, D’Arcy, and King and Ms. Loew includes $464, $2,833, $2,960 and $2,222, respectively, representing earnings on their accrued benefit under the Pearson Inc. Pension Plan, and $871, $1,913, $2,396 and $578, respectively, representing earnings on their accrued benefit under the Pearson Inc. Supplemental Executive Retirement Plan, or the SERP. In the case of Messrs. Clark and D’Arcy, the amounts also include $128,915 and $90,036, respectively, representing the value of 10,435 and 7,288 Pearson ordinary shares, respectively, received under the Pearson Equity Incentive Plan. In addition, Messrs. Clark, D’Arcy and King received an award under the Pearson Long Term Incentive Plan consisting of a restricted stock grant of 1,673 ordinary shares, 889 ordinary shares, and 1,348 ordinary shares, respectively, with aggregate values of $18,803, $9,991 and $15,150, respectively, on the date of grant.

(5)	Other compensation for 2003 consisted of matching and profit-sharing contributions to our 401(k) plan, matching and profit-sharing deferred compensation contributions to the Excess Plan, group term life insurance premiums and earnings on accrued benefits under the Pearson Inc. Pension Plan and the SERP. In addition, Messrs. Clark and King received awards of 1,146 ordinary shares and 918 ordinary shares, respectively, under the Pearson Annual Bonus Share Matching Plan; these awards had a value of $10,465 and $8,383, respectively, as of the date of grant and these amounts are included. In the case of Mr. Clark, the amount also includes $24,415, representing the amount of gain realized upon the exercise of Pearson options for an aggregate of 9,520 ordinary shares and $4,972 of earnings on his accrued benefit under the Pearson Group Pension Plan (converted to US dollars from

UK pound sterling using the average conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

(6)	Mr. D’Arcy’s other annual compensation for 2005 consisted of participation in a sales incentive trip and a tax gross-up.

Pearson Plans

      As described in the foregoing footnotes, certain of our named executive officers participated in benefit programs offered by Pearson. Although our executive officers no longer actively participate in these plans, these executive officers may, from time to time, receive benefits relating to their participation in these plans in prior years.

      Under the Pearson Annual Bonus Share Matching Plan, eligible participants are allowed to take up to 50% of any after-tax annual bonus in the form of ordinary shares of Pearson which, if held, and Pearson’s adjusted earnings per share increases by at least 3% per annum, will be matched on a gross basis of one share for every two held after three years and another one share for every two originally held (i.e., a total of one-for-one) after five years. Our executive officers have not participated in this plan for bonuses earned after 2001; however, bonuses earned in prior years by participants are still subject to the plan and therefore these officers may continue to receive additional Pearson ordinary shares.

      Under the Pearson Long Term Incentive Plan, eligible participants may receive stock options for Pearson ordinary shares or restricted stock. The objective of the plan is to allow for a range of equity-based incentives to link corporate performance to participants’ long-term reward in a flexible way.

      Mr. Clark is entitled to receive an annual pension under the Pearson Group Pension Plan. Further accruals under that plan were frozen at the end of 2001, and as of December 31, 2001, Mr. Clark’s annual pension under the plan had an estimated value of $247,985, based on 33 years of service, a salary at that time of $396,000, and using the average US dollar to UK pound sterling conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. As of December 31, 2005, Mr. Clark’s annual pension under the plan had an estimated value of $344,165 (using the average US dollar to UK pound sterling conversion rate as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). The annual pension is credited with earnings annually. Mr. Clark will be eligible to receive this pension if he retires at the normal retirement age of 62, which he will attain in December of 2009.

      Messrs. Crane, D’Arcy and King, and Ms. Loew, are entitled to receive a pension benefit under the Pearson Inc. Pension Plan, a broad-based tax qualified plan, and the SERP. Further accruals under the Pearson Inc. Pension Plan and the SERP were frozen as of December 31, 2001, although the accrued benefit under each plan is credited with earnings annually.

      As of December 31, 2001, Mr. Crane’s benefit under the Pearson Inc. Pension Plan was $8,500 and was based on 2.5 years of service and compensation of $170,000. His benefit under the SERP was $14,355. As of December 31, 2005, Mr. Crane’s benefit under the Pearson Inc. Pension Plan was $10,298 and his benefit under the SERP was $17,392. Mr. Crane will be eligible to receive his benefit under each plan at retirement or termination of employment.

      As of December 31, 2001, Mr. D’Arcy’s benefit under the Pearson Inc. Pension Plan was $51,939 and was based on 22.7 years of service and compensation of $170,000. His benefit under the SERP was $34,787. As of December 31, 2005, Mr. D’Arcy’s benefit under the Pearson Inc. Pension Plan was $62,928 and his benefit under the SERP was $42,147. Mr. D’Arcy will be eligible to receive his benefit under each plan at retirement or termination of employment.

      As of December 31, 2001, Mr. King’s benefit under the Pearson Inc. Pension Plan was $54,251 and was based on 25.1 years of service and compensation of $170,000. His benefit under the SERP was $43,564. As of December 31, 2005, Mr. King’s benefit under the Pearson Inc. Pension Plan was $65,729 and his benefit under the SERP was $52,781. Mr. King will be eligible to receive his benefit under each plan at retirement or termination of employment.

      As of December 31, 2001, Ms. Loew’s benefit under the Pearson Inc. Pension Plan was $40,728 and was based on 5.3 years of service and compensation of $170,000. Her benefit under the SERP was $10,514. As of December 31, 2005, Ms. Loew’s benefit under the Pearson Inc. Pension Plan was $49,346 and her benefit under the SERP was $12,739. Ms. Loew will be eligible to receive her benefit under each plan at retirement or termination of employment.

Option Grants in Last Fiscal Year

      The following table provides information concerning grants of stock options under our 2000 Long-Term Incentive Plan to the named executive officers during the fiscal year ended December 31, 2005. We did not grant any stock appreciation rights during the fiscal year ended December 31, 2005.

	Individual Grants(1)

	Number of	Percent of
	Shares of	Total
	Common Stock	Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted	Fiscal Year	($ Per Share)	Date	Present Value(2)

Stuart J. Clark	100,000	5.16%	$21.39	07/18/2015	$554,460

Steven G. Crane	35,000	1.80%	$21.39	07/18/2015	$194,061

Raymond L. D’Arcy	35,000	1.80%	$21.39	07/18/2015	$194,061

John L. King	35,000	1.80%	$21.39	07/18/2015	$194,061

Andrea H. Loew	24,500	1.26%	$21.39	07/18/2015	$135,843

(1)	Options vest according to the following schedule: 25% of the option shares vest on the first anniversary of the grant date and the remaining 75% of the option shares vest in 6.25% quarterly increments, with full vesting occurring on the fourth anniversary of the grant date. Any unvested shares vest and become exercisable immediately upon termination of employment within one year following a change in control (as defined in the option agreements) of the company, excluding termination for cause or voluntary resignation (other than resignation for good reason within one year of the change in control). During fiscal year 2005, we granted an aggregate of 1,939,650 stock options to our employees.

(2)	“Grant Date Present Value” has been calculated using the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The actual value, if any, an executive officer may realize will depend on the extent to which the conditions to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. It is highly unlikely that the value realized by the above employees will be consistent with the value estimated by Black-Scholes model. The estimated values under that model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the 2000 Long-Term Incentive Plan which cannot be transferred. The assumptions used in completing the Black-Scholes pricing model were as follows:

	2005	2004	2003

Risk free interest rate	3.86%	3.45%	2.00%

Expected life (in years)	4.00	4.00	4.00

Volatility	24.5%	32%	61%

Expected dividend yield	0%	0%	0%

Weighted average fair value	$5.56	$7.50	$8.09

      Pursuant to the terms of the plan, the exercise price per share for all options is determined by the committee authorizing such award or our board of directors. Stock option exercise prices were equal to the fair market value (as defined in the 2000 Long-Term Incentive Plan) of our common stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information concerning the exercise of stock options during the fiscal year ended December 31, 2005 and unexercised stock options held as of December 31, 2005 by the named executive officers.

			Number of Shares of
			Common Stock Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Number of		Fiscal Year-End		Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stuart J. Clark	36,254	$662,361	709,375	215,625	$8,248,813	$776,688

Steven G. Crane	—	—	270,625	84,375	$3,420,143	$317,038

Raymond L. D’Arcy			240,000	85,000	$2,753,713	$321,138

John L. King	—	—	275,000	85,000	$3,240,563	$321,138

Andrea H. Loew	—	—	140,625	53,875	$1,637,438	$193,203

(1)	These amounts represent the difference between the exercise price of the stock options and $22.71, the closing price of our common stock on December 30, 2005 for all in-the-money options held by the named executive officer. The in-the-money stock option exercise prices range from $3.00 to $21.39.

Executive Officer Equity Ownership Policy

      Our compensation committee adopted an equity ownership policy applicable to the named executive officers as well as certain other senior managers. The policy guidelines state that not later than December 31, 2007 (or five years after a future officer becomes subject to the policy, as the case may be), each executive officer shall hold at least the number of shares of our common stock (including vested DSUs, RSUs and other fully vested stock-based awards issued, but excluding vested but unexercised options) specified for that individual pursuant to the policy. The number of shares of our common stock that our current executive officers are required to hold was determined by multiplying the executive’s 2005 annual base salary by a factor ranging from one and one-half to four and then dividing such result by a deemed price of $21.00 per common share. Such factor is four for our CEO and ranges from one and one-half to two for our other named executive officers. The compensation committee adopted this policy because they believed it was important to encourage ownership of our common stock by executive officers in order to tie the interests of management to the interests of the stockholders and to minimize negative speculation in the marketplace that may result from sales of our common stock by our executive officers. Each of our named executive officers has satisfied his or her requirements under the equity ownership policy.

Compensation of Directors

      Pursuant to our Compensation Plan for Non-Employee Directors, in 2005, each independent director received $25,000 for service on the board, paid quarterly in arrears, and reimbursement for travel and other expenses. The independent director chairs of each of our audit and compensation committees received an additional annual fee of $10,000 and the independent directors who are members of our audit and compensation committees received an additional fee of $5,000 per year for participation on such committees. Independent director chairs of the nominating and corporate governance and independent committees received an additional $5,000, and independent directors who are members of the nominating and corporate governance and independent committees received an additional $3,000 for participation on such committees. Each independent director also received $1,000 for each meeting of the board of directors attended in person or by telephone lasting more than one hour. In addition, each independent director received an option to purchase 6,250 shares of our common stock that are fully vested at grant and 2,100 DSUs, which vest on the third anniversary of the grant date and are payable in stock, on the day after the first regularly scheduled meeting of the board of directors of the 2005 calendar year. Commencing with the sixth meeting in 2005, independent members of the audit committee and compensation committee, as the case may be, received additional fees of $1,000 per meeting attended in person or by telephone, because certain conditions were met.

      Commencing in 2006, each independent director will receive $30,000 per year for service on the board, paid quarterly in arrears, and reimbursement for travel and other expenses. The independent director chair of our audit committee will receive an additional annual fee of $20,000 and the independent directors who are members of our audit committee will receive an additional fee of $7,500 per year for participation on such committee. The independent director chair of our compensation committees will receive an additional annual fee of $10,000 and the independent directors who are members of our compensation committees will receive an additional fee of $5,000 per year for participation on such committee. Independent director chairs of the nominating and corporate governance and independent committees will receive an additional $5,000, and independent directors who are members of the nominating and corporate governance and independent committees will receive an additional $3,000 for participation on such committees. Each independent director will also receive $2,000 for each meeting of the board of directors attended in person or by telephone lasting more than one hour. In addition, each independent director receives an option to purchase 6,250 shares of our common stock that is fully vested at grant and 2,100 RSUs, which vest on the third anniversary of the grant date and are payable in stock, on the day after the first regularly scheduled meeting of the board of directors of the 2006 calendar year. If the audit committee or compensation committee have more than five meetings during 2006, independent members of the audit committee and compensation committee, as the case may be, will receive additional fees of $1,500 and $1,000, respectively, per meeting attended in person or by telephone (for meetings beginning with the sixth meeting).

      For fiscal year 2005, Dr. Greenberg and Messrs. Hirschfield, Spielvogel and Tessler, as independent directors, received fees of $6,250 for each quarter served as director, as well as reimbursement for travel and other expenses. Additionally, Mr. Tessler received aggregate fees of $15,000 for his service as chairman of each of the audit committee and the independent committee and $3,000 for his service as a member of the nominating and corporate governance committee. Dr. Greenberg received aggregate fees of $13,000 for his service as a member of each of the audit committee, compensation committee and independent committee. Mr. Spielvogel received aggregate fees of $8,000 for his service as a member of each of the audit committee and independent committee. Mr. Hirschfield received aggregate fees of $3,000 for his service as a member of the independent committee. Dr. Greenberg and Messrs. Hirschfield, Spielvogel and Tessler received $15,000, $8,000, $16,000 and $16,000, respectively, for per meeting fees. In February 2005, Dr. Greenberg and Messrs. Hirschfield, Spielvogel and Tessler were each granted fully vested stock options to acquire 6,250 of our common stock with an exercise price of $20.45, as well as 2,100 deferred stock units, representing the right to receive 2,100 shares of our common stock on the third anniversary of the grant date. In February 2006, Dr. Greenberg and Messrs. Hirschfield, Spielvogel and Tessler were each granted fully vested stock options to acquire 6,250 shares of our common stock with an exercise price of $23.43, and 2,100 RSUs, representing the right to receive 2,100 shares of our common stock on the third anniversary of the grant date. These equity-based grants were all made in accordance with the terms of our 2000 Long-Term Incentive Plan and our Compensation Plan for Non-Employee Directors.

      All other directors, who are either our employees or are affiliated with Pearson, did not receive compensation for service on our board of directors or committees thereof, during fiscal year 2005.

Non-Employee Director Equity Ownership Policy

      In December 2003, our compensation committee adopted an equity ownership policy applicable to independent directors. The policy guidelines state that not later than December 31, 2007 (or five years after a future director becomes subject to the policy, as the case may be), each independent director shall hold at least the number of shares of our common stock (including vested and unvested DSUs and RSUs, but excluding vested but unexercised options) specified pursuant to the policy. The number of shares of our common stock that an independent director shall hold was determined by dividing the 2005 annual retainer by a deemed price of $21.00 per common share and multiplying the result by a factor of three. This amount is 3,571 shares for each of the current independent directors. The compensation committee believes that an equity ownership policy is important to encourage ownership of our common stock by independent directors in order to tie the interests of these board members to the interests of the stockholders and to minimize negative speculation in the marketplace that may result from the sale of our common stock by our independent directors. Each of our independent directors has satisfied their requirements under the equity ownership policy.

Employment Contracts, Termination of Employment and Change of Control Arrangements

      We currently have no compensation plan or arrangement with respect to any of the executive officers named in the Summary Compensation Table which is, or will be, triggered by the resignation, retirement or other termination of such individual’s employment with us or by a change in our control or a change in the individual’s responsibilities following a change in control, except that the vesting of certain options, RSUs and DSUs granted under our 2000 Long-Term Incentive Plan, accelerates in full if the executive officer is terminated without cause or resigns for good reason within one year following a change in control. In addition, all options, RSUs and DSUs held by executive officers accelerate in full immediately prior to any change in control that results in our common stock no longer being listed on a national security exchange.

Compensation Committee Interlocks and Insider Participation

      The compensation committee consists of Dr. Greenberg and Messrs. Hoffman and Makinson. Messrs. Hoffman and Makinson are employees of Pearson. No member of the compensation committee was our employee or an employee of any of our subsidiaries.

      None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our board of directors or compensation committee.

Compensation Committee Report on Executive Compensation

      The compensation committee is responsible to our board for establishing and administrating our executive and senior management compensation policies and our equity-based incentive plans. The committee operates under a written charter adopted by the board of directors.

Compensation Policies and Procedures for Executive Officers

      The compensation committee seeks to set compensation at levels and through arrangements that will attract, motivate and retain qualified executive managerial talent critical to the company’s long-term success and the creation of shareholder value. The compensation committee philosophy is to seek to tie compensation to both the individual’s and our company’s performance by rewarding employees for past contributions, and by setting goals that encourage efforts consistent with long-term corporate growth, the achievement of strategic business objectives and the creation of stockholder value. We believe that compensation decisions are complex and best made after deliberate review of the company’s performance, business plan and current competitive position in the marketplace. We take into consideration surveys conducted by our outside compensation consultants, prevailing practices generally and at companies within our industry and peer group, the individual employee’s responsibilities, experience, effectiveness, tenure and ability to impact corporate financial performance. Our peer group includes the following entities: Acxiom, Advent Software, Archipelago Holdings, Chicago Mercantile Exchange Holdings, Choicepoint, Costar Group, Dow Jones and Company, Dun and Bradstreet, Equifax, Factset Research Systems, Fair Isaac, First American, Harris Interactive, Information Holdings, InfoUSA, Instinet Group, Investment Technology Groups, Investors Financial Services, Moody’s, Nasdaq, National Financial Partners, Proquest, SEI Investments and Sunguard Data Systems.

      The compensation committee selects and works with an outside compensation consultant to help it benchmark data and keep current with changing compensation practices. After consultation with our independent outside compensation consultants, we have concluded that a mix of salary, performance-based incentive cash bonus, RSUs, stock options and opportunities to defer compensation will achieve the company’s compensation objectives. We include an equity component in total compensation because we believe that equity-based compensation aligns the long-term interests of executives with those of stockholders. The committee has determined that aggregate executive officer compensation set generally in the 50th to 75th percentile of comparable positions of similar companies serves to meet the objectives of the company.

      The committee reviews base salaries for executive officers annually. With respect to the Chief Executive Officer, the committee’s salary recommendations are subject to the approval of the entire Board of Directors. Fiscal year 2005 base salary increases were based primarily upon a review of base salary levels for comparable executive positions at peer companies and other survey data assembled and analyzed by our independent outside compensation consultants. When reviewing the salaries of the executive officers, consideration was given to the individual executive’s performance, experience and scope of responsibilities, both relative to other executives in the company and in the competitive marketplace. Base salaries are generally in the 50th to 75th percentile range of base salaries paid by peer companies and survey data to individuals having comparable duties and responsibilities.

      In addition to base salary, executive officers are eligible to participate in our company’s executive management bonus plan. This plan provides the executive officers with the opportunity to receive an incentive bonus equal to a percentage of their base salary based on the attainment of specified performance criteria. The specified performance criteria and the relative weighting of such criteria is established by the compensation committee on an annual basis. In 2005, the cash bonuses for each of the executive officers was determined as follows: of the total bonus opportunity, 30% was based on achievement of revenue growth targets, 30% was based on the achievement of operating margin targets, 20% was based on the achievement of cash conversion targets and 20% was based on individual performance. This methodology enables the committee to differentiate among executives.

      Under the terms of our 2000 Long-Term Incentive Plan, the compensation committee has the ability to grant employees, including executive officers, various equity-based incentive compensation awards. Prior to 2005, the committee awarded a combination of stock options and deferred stock units, or DSUs. In 2005, because of the potential tax implications of Section 409A of the Internal Revenue Code, the committee awarded restricted stock units, or RSUs, in place of DSUs. The committee believes the combination of stock options and full-value RSUs provides the appropriate mix of incentive and retention in the current environment, although it may decide to change the mix on a year-to-year basis as conditions warrant.

      Executive awards under our 2000 Long-Term Incentive Plan include a provision for acceleration of vesting if, after a change of control, an executive is involuntarily terminated other than for “cause”, or if the executive resigns for “good reason”, as defined in the relevant equity grant agreement. Further, if a change of control happens and shares of the company (or the successor entity) are no longer listed on a recognized national securities exchange, each unvested option, DSU or RSU will vest in full. The acquisition of additional shares by Pearson would not trigger the acceleration unless as part of such transaction the shares of the company are no longer listed on a national securities exchange. A provision was added to all 2005 equity awards to provide for the acceleration of vesting if the grantee becomes entitled to severance pay, retires on or after age 55 with at least 20 years of service, or dies.

      We use our equity awards to tie a portion of executive compensation directly to our company’s stock performance as an incentive for future performance and to align executive officers’ interest with the interests of our shareholders. When establishing equity award levels, we take into consideration nationally recognized surveys conducted by our outside compensation consultants, prevailing practices generally and at companies both within our industry and peer group, the individual employee’s responsibilities, experience, leadership effectiveness, future potential, and ability to impact corporate financial performance. The committee also took into consideration value creation attributable to historical equity awards and the implications of the awards in light of our planned adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, or SFAS 123(R), in the first quarter of 2006. We ascribe a value to stock options based on the Black-Scholes pricing model using the following assumptions:

	2005	2004	2003

Risk free interest rate	3.86%	3.45%	2.00%

Expected life (in years)	4.00	4.00	4.00

Volatility	24.5%	32%	61%

Expected dividend yield	0%	0%	0%

Weighted average fair value	$5.56	$7.50	$8.09

      Under an arrangement with Pearson, eligible company employees, including executive officers, have the opportunity to participate in the Pearson Retirement Plan, which is a 401(k) plan. The Pearson Retirement Plan is administered by JP Morgan Retirement Plan Services. The Pearson Retirement Plan allows eligible employees to contribute 1% to 25% of eligible compensation on a pre-tax basis up to a maximum deferral amount allowed under the Internal Revenue Service, or IRS, rules. In addition, for each pay period that participants contribute, the company makes a dollar for dollar matching contribution on the first 3% of eligible compensation contributed, and will then contribute 50 cents on the dollar on the next 3% of eligible compensation contributed. Company employees, including executive officers, who were age 50 or older by December 31, 2005 may also contribute up to $4,000 in excess of the maximum deferral amount allowed under the IRS rules. Company employees who were employed on December 31, 2005, including executive officers, regardless as to whether they are contributing to the Pearson Retirement Plan, were eligible to receive a company contribution of 1.25% of their eligible compensation. In addition, company employees who were participants in the Pearson Equity Plan when it was frozen on December 31, 2001, and on that date were (i) at least age 40 and (ii) had at least 10 years of service, are eligible to receive an additional contribution amount which is based upon the participant’s age and service on December 31, 2001.

      Our executives are also eligible to participate in the Pearson Excess Plan. The Excess Plan is a non-qualified deferred compensation arrangement. Under the plan, which is voluntary, a percentage of the executive’s eligible compensation (as specified by the executive, not to exceed 25%) is transferred to an irrevocable unfunded trust to be held for the benefit of the executive. Base salary and bonuses earned in excess of $210,000 up to a maximum of $750,000 are eligible compensation. The company makes a dollar for dollar matching contribution on the first 3% of eligible pay deferred under this plan, and will then contribute 50 cents on the dollar on the next 3% of eligible pay deferred under the Excess Plan. Participants in the Excess Plan who were employed on December 31, 2005, regardless as to whether they are contributing to the Excess Plan, were eligible to receive a company contribution of 1.25% of eligible compensation.

      To align employee and shareholder interests, the company offers an Employee Stock Purchase Plan, or ESPP, which is generally available to all employees, including executive officers. The ESPP provides a way for eligible employees to purchase company common stock at a discount to the market price allowing employees to profit when the value of the company stock increases over time. Each year there may be one or more “offering periods” during which employees may set aside, by after-tax payroll deductions, up to $1,000 of compensation each month to purchase shares of common stock under the ESPP. An employee cannot purchase more than 6,000 shares under the ESPP in any offering period. At the end of the offering period, each employee’s accumulated deductions will be used to purchase shares of our common stock. The purchase price of the common stock will be 85% of the market price for our common stock either at the beginning or the end of the applicable offering period, whichever is lower.

Executive Equity Ownership Policy

      The committee believes that executives should maintain equity interests in the company to align executive and shareholder interests and in 2003 instituted the Executive Officer Equity Ownership policy to provide share retention and ownership guidelines to the executives. The committee determines which executives should be subject to the policy. All of the named executive officers are subject to this policy. Under this policy, executives are expected to maintain an ownership position determined by multiplying the executive’s 2005 annual base salary by a factor ranging from one and one-half to four and then dividing such result by a deemed price of $21.00 per share. Such multiples of base salary are reviewed by the committee periodically to assess progress toward ownership targets and to determine whether adjustments are necessary. The multiple of base salary and required ownership levels for executives are as follows:

		Number of
Name	Multiple of Base Salary	Shares

Stuart J. Clark	4.0 times salary	100,000

Steven G. Crane	2.0 times salary	34,095

Raymond L. D’Arcy	2.0 times salary	29,524

John L. King	2.0 times salary	30,952

Andrea H. Loew	1.5 times salary	17,500

      Under the policy, executives must achieve the required ownership level five years after becoming subject to the policy. The interests counted toward ownership include:

Open market purchases, shares held as a result of exercise of options, shares purchased under the ESPP, shares underlying DSUs or RSUs (whether or not vested), shares underlying vested stock awards and shares owned by immediate family members. Excluded interests include unexercised stock options, whether or not vested and shares underlying unvested stock awards.

Stock acquired as a result of a compensatory transaction (e. g., the exercise of a stock option, through participation in the ESPP or through settlement of a DSU or RSU) may not be sold unless ownership requirements are satisfied, except where used to pay taxes attributable to the award. Failure to satisfy share ownership requirements will result in the officer being ineligible to receive a future award.

      As of December 31, 2005, all of the named executive officers have satisfied their share ownership requirements.

Basis for the Compensation of the Chief Executive Officer

      The compensation for Mr. Clark for the 2005 fiscal year was set at a level relative to other chief executives based upon peer company and other survey data compiled and analyzed by our outside compensation consultants. Mr. Clark’s 2005 cash bonus arrangement provided for a payment based upon the following performance criteria: of the total bonus opportunity, 30% was based on revenue growth achieved, 30% was based on operating margin, 20% was based on cash conversion and 20% was based on Mr. Clark’s individual performance. In assessing Mr. Clark’s performance, the committee took into consideration his achievement against a number of objectives, which included the achievement of 2005 financial targets, progress in strategic planning, management development and the development of succession plans. If performance targets were not attained, no bonus would have been paid. In addition, Mr. Clark was granted 100,000 options to purchase shares of our company’s common stock and 30,000 RSUs under our 2000 Long-Term Incentive Plan. The stock options and RSUs granted will deliver value to Mr. Clark in direct proportion to our common stock price appreciation. No specific formula or weighting was used to determine the distribution of compensation between base salary, cash incentive bonus and equity-based incentives, but rather we reviewed the information provided by our independent compensation consultants as a general guide in establishing the distribution. Mr. Clark does not have a change in control severance agreement or any agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment. If within the 12 months following a change in control, Mr. Clark is involuntarily terminated by the company for reasons other than “cause”, or, Mr. Clark resigns for “good reason”, each as defined in the relevant equity grant, Mr. Clark’s unvested options, DSUs and RSUs will vest. Additionally, if a change in control occurs and in connection with or following the change in control, shares of the company or the surviving entity are no longer listed on a recognized national securities exchange, each outstanding unvested option, DSU or RSU award will vest in full. In addition, Mr. Clark’s 2005 award included the new provision described earlier in this report which provides for the acceleration of vesting upon termination of employment as a result of becoming eligible for severance benefits, retirement or death. The forms of executive option grant and RSUs used to grant Mr. Clark his equity-based compensation have been filed with the SEC as Exhibits to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1 million paid to the company’s chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The compensation committee reviews the potential effect of Section 162(m) and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the company’s best interests and our stockholders’ best interests, after taking into consideration changing business conditions and the performance of our employees. The compensation committee believes that tax deductibility is an important consideration in determining compensation for the executive officers; however, it retains the flexibility to pay compensation to senior executives based on other considerations.

Respectfully submitted,

COMPENSATION COMMITTEE

John C. Makinson, Chairman
Philip J. Hoffman
Donald P. Greenberg

Stock Performance Graph

      The graph presented below compares annual cumulative total return, assuming dividend reinvestment, for the five year period ended December 31, 2005, on an assumed investment of $100 on December 31, 2000 in our common stock with (1) the New York Stock Exchange Composite Index measuring all US companies listed on the New York Stock Exchange and (2) the Dow Jones US Financial Services Index, a peer group index. Stockholder return is measured by dividing (a) the sum of (1) the cumulative amount of dividends (assuming dividend reinvestment) and (2) the difference between the issuer’s share price at the end and at the beginning of the measurement period by (b) the share price at the beginning of the measurement period.

      As of December 10, 2002, our common stock ceased trading on the Nasdaq National Market and commenced trading on the New York Stock Exchange, under the symbol “IDC”. We are including comparative total return data with respect to only the New York Stock Exchange.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG INTERACTIVE DATA CORPORATION, THE NYSE COMPOSITE (US) INDEX
AND THE DOW JONES US FINANCIAL SERVICES INDEX

	Cumulative Total Return

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Interactive Data Corporation	$100.00	$436.83	$424.78	$511.59	$671.61	$728.01
NYSE Composite	$100.00	$94.16	$78.89	$92.76	$105.06	$127.42
Dow Jones US Financial Services	$100.00	$94.24	$76.61	$105.24	$120.26	$130.33

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

      Our audit committee has selected the firm of PricewaterhouseCoopers LLP, or PricewaterhouseCoopers, independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2006.

      PricewaterhouseCoopers has acted as our independent registered public accounting firm since fiscal year 1995. Representatives of PricewaterhouseCoopers, the independent auditor of our 2005 financial statements, are expected to be present at the 2006 annual meeting and afforded the opportunity to make a statement, if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

      The aggregate fees billed for professional services by PricewaterhouseCoopers LLP with respect to services performed in 2005 and 2004 were:

Type of Fees	2005	2004

Audit Fees	$2,481,725	$2,175,000

Audit-Related Fees	596,020	280,546

Tax Fees	246,666	259,708

All Other Fees	52,000	—

Total	$3,376,411	$2,715,254

      In the above table:

•	“audit fees” are fees billed by PricewaterhouseCoopers for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and reviews of financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements;

•	“audit-related fees” are fees billed by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under audit fees. These services relate primarily to mergers and acquisitions due diligence as well as advisory services as it pertained to the Sarbanes-Oxley Act and related rules and regulations;

•	“tax fees” are fees for tax compliance, tax advice, and tax planning services. Tax compliance services, which relate to the review of certain original and amended tax returns, accounted for $90,000 of the total tax fees billed in 2005 and $68,000 of the total tax fees billed in 2004. Tax advice and tax planning services relate to certain international and domestic tax planning initiatives; and

•	“all other fees” are fees billed by PricewaterhouseCoopers to us for any services not included in the first three categories. These services for 2005 primarily consisted of UK Financial Services Authority registration support for our eSignal business.

      The fees for 2005 in the above table have not yet all been billed by PricewaterhouseCoopers and reflect PricewaterhouseCoopers’ estimate of fees for 2005.

      The audit committee has reviewed the fees paid to PricewaterhouseCoopers as part of its review of PricewaterhouseCoopers’ independence.

Pre-Approval Policies

      Our audit committee has established policies and procedures related to the pre-approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. Under these policies, no audit or non-audit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved in advance by our audit committee or the services are included within a category of services which has been pre-approved by our audit committee. The maximum dollar amount for services is established by the audit committee on an annual or per project basis when the specific engagement or the category of services is approved or pre-approved. Fee amounts are updated to the extent necessary at each quarterly meeting of the audit committee. In certain circumstances, the chair of our audit committee may pre-approve the services, which pre-approval must be ratified by the full audit committee at its next regularly scheduled meeting.

      Our audit committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our audit committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

      In 2005 and 2004, all services for which we engaged our auditors were pre-approved by our audit committee (or pre-approved by the chair of the audit committee and ratified by the audit committee as permitted under our pre-approval policies) and no fees were provided under the de minimis exception to the audit committee pre-approval requirements. Our audit committee approved the engagement of PricewaterhouseCoopers to provide these services because they determined that PricewaterhouseCoopers’ providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SELECTION OF CANDIDATES FOR DIRECTOR

      Our board of directors has established corporate governance guidelines which, among other matters, set forth the qualifications for service on our board of directors. These guidelines may be modified from time to time by our board of directors at its discretion. Our nominating and corporate governance committee is responsible for identifying individuals qualified to become independent directors and recommending nominations to the board of directors of persons to be elected by stockholders as directors. Our board of directors also appoints directors to fill board vacancies of directors that may occur from time to time. In the case of independent director vacancies, such appointments are made in accordance with recommendations made by the nominating and corporate governance committee.

      In considering candidates to serve as independent directors, our nominating and corporate governance committee’s policy is to seek individuals who have qualities that the committee believes may be effective in serving our long-term best interests. Among the established criteria to be considered are the following: (1) a reputation for integrity, honesty and adherence to high ethical standards; (2) a demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to our decision-making processes; (3) a commitment to understand our company, our business, and our industry, and to regularly attend and participate in meetings of our board of directors and its committees; and (4) the value of diversity on the board of directors. We also have an equity ownership policy applicable to independent directors described under “Non-Employee Director Equity Ownership Policy” on page 22 of this proxy statement.

      Stockholder recommendations for independent director nominations that meet the requirements set forth herein will be considered using the same criteria as other independent candidates considered by our nominating and corporate governance committee. A stockholder who wants to recommend a candidate to be a nominee should send such recommendation to our nominating and corporate governance committee using the procedures described above under “Board of Directors — Communications with Our Board of

Directors.” Such recommendations must describe why such candidate is independent and meets the criteria described above, set forth the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required if the candidate were to be nominated. The recommending stockholder must also include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected.

      In 2005, we did not pay a fee to any third party to assist us in identifying or evaluating potential nominees for our board of directors. We did not receive any stockholder recommendations or nominations for our board of directors for the 2006 annual meeting. All nominations were made by our board of directors which includes members who represent Pearson, our majority stockholder.

STOCKHOLDER NOMINATION OF DIRECTORS

      In addition to the ability to submit independent director recommendations to the nominating and corporate governance committee, stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Such nominations must be in writing and delivered to our corporate secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, 01730 no later than 10 days after the date on which notice of the annual meeting is first given to the stockholders, or 60 days prior to the annual meeting, whichever is later. Any nomination must include the information regarding the person advancing the nomination as well as information about the nominee as required by our by-laws. Nominations not made according to these procedures will be disregarded.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

      A stockholder who intends to present a proposal at the 2007 annual meeting of stockholders for inclusion in our proxy materials relating to that meeting must submit the proposal by December 21, 2006. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts, 01730, and should be directed to the attention of our corporate secretary.

      A stockholder who intends to present a proposal at the 2007 annual meeting of stockholders and who intends to conduct his or her own proxy solicitation must submit the proposal to us no later than 10 days after the date on which notice of the 2007 annual meeting is first given to the stockholders, or 60 days prior to the 2007 annual meeting, whichever is later. Such proposal must include the information regarding the person advancing the proposal as well as information about the proposal as required by our by-laws. Proposals not made according to these procedures will be disregarded.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Corporate Secretary, Interactive Data Corporation, 22 Crosby Drive, Bedford, Massachusetts, 01730, telephone (781) 687-8500. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

CODE OF BUSINESS CONDUCT AND ETHICS

      We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Business Conduct and Ethics is posted on our website, www.interactivedata.com, under the heading “About Us — Corporate Governance.” A printed copy of our Code of Business Conduct and Ethics is also available free of charge to any stockholder who requests a copy. We intend to satisfy all disclosure requirements required by law or NYSE listing standards regarding any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

OTHER MATTERS

      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxy cards returned to the company will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors.

Andrea H. Loew
Corporate Secretary

April 20, 2006

ANNUAL MEETING OF STOCKHOLDERS OF
INTERACTIVE DATA CORPORATION
May 17, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
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THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Elect the director nominees listed below for one year terms as set forth in the proxy statement:				2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Stuart J. Clark
		¡	William T. Ethridge
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	John Fallon Olivier Fleurot Donald P. Greenberg		3.	Approve such other business as may properly come before the meeting or any adjournment or postponement thereof.

☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡ ¡	Philip J. Hoffman John C. Makinson Carl Spielvogel Allan R. Tessler
The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2, and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here:●					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

     To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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INTERACTIVE DATA CORPORATION
PROXY FOR ANNUAL MEETING
MAY 17, 2006
The undersigned hereby appoints Steven G. Crane and Andrea H. Loew, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as proxy all the stock of the undersigned in Interactive Data Corporation, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on May 17, 2006 and any adjournments or postponements thereof.
THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) FOR DIRECTOR(S) BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
INTERACTIVE DATA CORPORATION
May 17, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

Electronic Distribution
If you would like to receive future Interactive Data Corporation proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailing via E-Mail and provide your e-mail address.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■

THE BOARD OF DIRECTORS SOLICITS THIS PROXY AND RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Elect the director nominees listed below for one year terms as set forth in the proxy statement:						FOR	AGAINST	ABSTAIN
					2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Stuart J. Clark
		¡	William T. Ethridge
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	John Fallon		3.	Approve such other business as may properly come before the meeting or any adjournment or postponement thereof.
		¡	Olivier Fleurot
☐	FOR ALL EXCEPT (See instructions below)	¡	Donald P. Greenberg
		¡	Philip J. Hoffman
		¡ ¡ ¡	John C. Makinson Carl Spielvogel Allan R. Tessler
The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, such shares will be voted FOR the director nominees named in Proposal 1, FOR the ratification in Proposal 2, and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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